Exhibit 99.1

NEWS RELEASE

MyScreen Secures $10 million Strategic Investment by Orascom Telecom

Toronto, Ontario – May 28, 2008 – MyScreen Mobile Inc. (“MyScreen”) (Pink Sheets: MYSL, Frankfurt: WICI), is pleased to announce that Orascom Telecom Holding S.A.E (“Orascom”) (LSE: OTLD) has made a strategic investment of US$10 million in MyScreen. After researching multiple mobile advertising technologies, Orascom invested in MyScreen to exclusively allow MyScreen access to their 70 million + subscribers in the Middle East, Africa, South Asia and its affiliates’ (Wind Italy and Wind Greece) approximately 18 million subscribers.

“With over 90 million handsets in the Orascom/Weather group of companies, we believe that MyScreen will play an important role in allowing us to pursue plans to include mobile advertising in our business model” said Naguib Sawiris, Chairman and CEO of Orascom. Orascom Telecom is a leading global mobile telecommunications company, operating GSM networks in high growth markets in Pakistan, Egypt, Algeria, Bangladesh, Tunisia, Zimbabwe and most recently North Korea.

Orascom is seeking new revenue sources that are first and foremost customer friendly and deliver value to their rapidly growing subscriber base. Michael O’Connor, Orascom’s Investment & Business Development Officer, commented that “After extensive research and evaluating several different opportunities, we choose MyScreen as it is one of the most compelling opportunities we have seen in the past 10 years,” and added that “this was Orascom’s first strategic investment in a technology company.”

“We are delighted that Orascom believed that their subscribers must share in the rewards of advertising dollars – the unique value added proposition for subscribers opting-in to the MyScreen experience” commented Gino Porco founder of MyScreen. With MyScreen, the subscriber is in control of what, when, and how they receive advertisements. Rewards are accumulated in each subscriber e-wallet account, and can be redeemed for high perceived value low cost products and services such as ring tones, extra air time, music downloads, and games. “Extended reach, ease of use, specific targeting and meaningful rewards we believe will make MyScreen the de facto standard in mobile advertising” commented Mr. Porco.

MyScreen plans to apply for a senior exchange listing for its common shares later in 2008. However, there can be no assurance that such a listing will be made or accepted by any exchange or market quotation system.

About MyScreen

MyScreen is an innovative marketing and advertising tool within the mobile communication industry, establishing both a permission and incentive-based marketing model that allows mobile subscribers to be compensated for allowing targeted advertisements to appear on their cell phone or mobile device in the form of images, SMS and video at the end of a call.

MyScreen is now strategically positioned to launch in any market globally. Advertisers wishing to participate should contact the advertising department at sales@myscreen.com; users wishing to become part of the launch are invited to pre-register at www.myscreen.com.

This press release contains "forward looking" statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward-looking statements as a result of risks and other uncertainties affecting the company, including those discussed in MyScreen Mobile reports and other documents filed with the U.S. Securities and Exchange Commission.

For more information, please contact:

Media & Investor Contact:

Christine Barisheff

Vice-President, Communications MyScreen Mobile Inc.

1.866.936.8333 x 11803

christineb@myscreen.com
media & investor inquiries only